*Private & Confidential	Exhibit 10.1
Dated 22 June 2005

SECRETARY OF STATE FOR HEALTH (1)
and
MCKESSON INFORMATION SOLUTIONS UK LIMITED(2)

DEED OF SETTLEMENT AND
AMENDMENT IN RELATION TO HUMAN
RESOURCES AND PAYROLL SERVICES
CONTRACT

* Confidential treatment has been requested as to certain redacted portions of this document, indicated as follows: [**]

Private & Confidential

Private & Confidential
Contents

Clause		Page

1	Definitions in and Interpretation of this Deed	3

2	Re-baselined Contract	3

3	Definitions in the Re-baselined Contract	3

4	Contract Term	3

5	Assignability	3

6	Intellectual Property	3

7	Benefits, Process Redesign, and Change Management	3

8	Implementation Responsibilities	3

9	Performance of Services	3

10	Authority’s Requirements and Technical Solution	3

11	Executable Options	3

12	Testing Procedures	3

13	Financial Obligations and Insurance	3

14	Financial Model Escrow	3

15	Potential Royalty Payments from Contractor	3

16	Use of Risk Monies under the Oracle Sub-Contract	3

17	Timetable and Termination	3

18	Restrictive Covenant	3

19	Settlement and Release	3

20	Confidentiality	3

21	General	3

Private & Confidential

Annexes

1	Revised Schedule A6 Performance of Services

2	Revised Schedule A9 Technical Solution

3	Revised Schedule A11 Executable Options

4	Revised Schedule F Testing Procedures

5	Revised Schedule G Financial Obligations and Insurance

6	Schedules H1, H1A and H1B Change Control and Contingency Management

7	TC-14 Test Criteria for Milestone 7

8	TC-14_33 Test Criteria for Milestone 7.33

9	TC-15 Test Criteria for Milestone 8

10	TCTA03 Test Criteria for Milestone Final Rostering and Time & Attendance Solution at Newham, UHB and Blackpool

11	CCNs

12	Risk Monies Provisions in Oracle Sub-Contract

13	List of Software Owners and Related Software

Private & Confidential
This DEED is made the 22nd day of June 2005 between:
(1)	THE SECRETARY OF STATE FOR HEALTH of Richmond House, 72 Whitehall, London SW1A 2NS (the “Authority”) which term shall include its successors and permitted assigns; and

(2)	MCKESSON INFORMATION SOLUTIONS UK LIMITED a company registered in England and Wales under registered number 2507035 and whose registered office is at Warwick Technology Park, Warwick CV34 6NZ (the “Contractor”) which term shall include its successors and permitted assigns.
WHEREAS:
(A)	The Contractor and the NHS Information Authority entered into a Human Resources and Payroll Services Contract (Contract Reference 2222) dated 5 December 2001 (the “Original Contract”) relating to the Project (as defined in the Original Contract).

(B)	Delays to the Project have occurred. The parties have been in dispute concerning various issues, including as to the causes of the delays, their consequences and various Compensation Event Notices served by the Contractor on the NHS Information Authority and copies of Compensation Event Notices received from IBM.

(C)	In the course of the Project and the disputes between them, the parties entered into the following subsequent agreements:
i.	a letter dated 22 August 2002, relating to the Project;

ii.	an agreement dated 30 June 2003;

iii.	a letter agreement dated 30 September 2003, amending the agreement referred to in (ii) above; and

iv.	an Amendment Agreement dated 19 January 2004, further amending the agreement referred to in (ii) above.
(D)	The agreements referred to at recital (C) did not settle the dispute between the parties and since they were entered into subsequent issues have arisen.

(E)	In 2002, IBM acquired the technology consultancy business of PricewaterhouseCoopers, the Approved major Sub-Contractor for delivery of the Services. In early 2004, IBM left the Project in its capacity as the major Sub-Contractor for delivery of the Services (but not in its capacity as the Approved Hardware Sub-Contractor). By a letter dated 20 February 2004, the NHS Information Authority waived any right it might have had to terminate the Original Contract on the grounds of IBM leaving the Project in this capacity. The parties disagree as to what further rights they may each have against the other arising out of IBM leaving the Project.

Private & Confidential
(F)	The parties have been engaged in without prejudice negotiations to resolve the dispute between them.
(G)	During the course of these negotiations, certain agreements have been reached between the Contractor and the NHS Information Authority in Change Control Notices (which have not been formally signed off) and in other project-level documents. The parties disagree as to whether or not these Change Control Notices and other project-level documents are binding on them, and as to their meaning and effect. Further, the parties disagree as to whether the extent of change that has occurred to the Project has had the effect that the scope and nature of the contract between them is uncertain.
(H)	The parties now wish to record those matters upon which they have reached agreement to amend, supplement and modify the Original Contract, to settle the disputes and issues between them, to clarify the status of the Change Control Notices and project-level documents referred to at recital (G) and to provide an effective contractual basis that reflects the actual commercial status of the Project, all as of the date of this Deed.
(I)	The terms of this Deed are intended to be legally binding once executed on behalf of the parties.
NOW IT IS HEREBY AGREED as follows:
1	Definitions in and Interpretation of this Deed

1.1	In this Deed, unless the context otherwise requires, the following expressions shall have the following meanings:

“Dispute”	means all issues, claims, potential claims, allegations, disputes, actions and/or other differences arising out of or in connection with the Contract or the Project up to the date of this Deed, whether known or unknown to one or both parties and whether or not such claims or alleged claims have to date been asserted either formally or informally, including without limitation all issues which have been identified in correspondence between the parties;

“Effective Date”	means the date of this Deed first written above;

“NHS Information Authority”	means NHS Information Authority of Aqueous II Aston Cross, Rocky Lane, Birmingham B6 5RQ;

“Option”	means the Authority’s option in its absolute discretion to extend the Contract for a period of up to 5 years from the Expiry Date, as further detailed in clause 3.3 of the Original Contract;

Private & Confidential

“Original Contract”	has the meaning ascribed to it in recital A of this Deed;

“Principal Contract”	means the Original Contract as varied and amended by reason of the various agreements and understandings between the parties which have arisen to date in connection with the Original Contract and the Project and by reason of their respective performance of their obligations and dealings between the parties to date, as outlined in the Recitals hereto or otherwise; and

“Re-baselined Contract”	has the meaning ascribed to it in Clause 2 of this Deed.
1.2	The terms defined in the Original Contract, as further amended pursuant to clauses 3.1 and 3.2 of this Deed shall, unless the context otherwise requires, have the same meaning in this Deed.

1.3	In this Deed, unless the context otherwise requires

1.3.1	references:
(a)	to a clause are to a clause of the Original Contract;

(b)	to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(c)	to this Deed shall include the Annexes to this Deed;

(d)	to any enactment (meaning any statute or statutory provision or any other subordinate legislation or regulations made under any statute or statutory provision) shall be construed as references to:
(i)	any enactment which that enactment has directly or indirectly replaced (whether with or without modification); and

(ii)	that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date hereof,

(iii)	provided that this clause 1.3.1(d) shall not subject any party to a greater burden than that which would apply at the date of this Deed.
1.3.2	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

Private & Confidential
1.3.3	the words “herein”, “hereto”, “hereof” and other similar words refer to this Deed as a whole and not to any particular provision of this Deed;

1.3.4	the rule known as the ejusdem generis rule shall not apply and accordingly:
(a)	words introduced by the words and phrases such as “include”, “including”, “other” and “in particular” shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible; and

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.
1.3.5	save as otherwise provided in this Deed, the Interpretation Act 1978 shall apply in the same way as it applies to an enactment; and

1.3.6	subject to clause 1.4 of this Deed, save as otherwise expressly provided in this Deed, the terms of this Deed shall be construed or interpreted in all respects in accordance with the principles of construction applicable to contractual documents generally, and no special principles of construction shall apply by reason only of the fact that the parties’ agreement has been set out in a Deed.

1.4	The normal principles in respect of the limitation period applicable to claims under a deed and the lack of any requirement for consideration under a deed shall apply to this Deed.

1.5	The parties acknowledge that this Deed is deemed to be executed in accordance with the terms of Clauses 8 and 10 of the Original Contract and when signed by the parties will constitute a valid and binding agreement amending the Principal Contract between them, whether or not change control or other requirements stated to apply in the Original Contract have been complied with.

1.6	This Deed is governed by and shall be construed in accordance with English law.

1.7	Any question or difference which may arise concerning the construction, meaning or effect of this Deed, or any dispute arising out of or in connection with this Deed shall be subject to the procedure set out in clause 13 of the Original Contract, which procedure shall be deemed re-stated in this clause 1.7 and amended mutatis mutandis with application to this Deed.

1.8	This Deed has been entered into by the Authority for the benefit of all Health Authorities within England and Wales. Any reference to the rights of the Authority in this Deed shall mean all such Health Authorities. The rights of all such Health Authorities shall however only be exercised against the Contractor through the Authority.

2	Re-baselined Contract

2.1	For the purpose of providing an effective contractual basis for going forward which reflects the status of the Project, the parties agree that the Contract shall be re-baselined as provided for in this clause 2 with

Private & Confidential
effect from the Effective Date (the “Re-baselined Contract”). The Re-baselined Contract shall amend and supersede the Principal Contract and shall consist of the following documents:

2.1.1	this Deed;

2.1.2	the revised and new Schedules to the Original Contract that are Annexes 1 to 6 to this Deed;

2.1.3	the Financial Model;

2.1.4	the Test Criteria for Milestones 7, 7.33, and 8 that are Annexes 7 to 9 to this Deed;

2.1.5	the Test Criteria in relation to TCTA03, Milestone Final Rostering and Time & Attendance Solution at Newham, UHB and Blackpool that is Annex 10 to this Deed;

2.1.6	the Change Control Notices that are listed in Annex 11 to this Deed;

2.1.7	the Re-baselined SRA;

2.1.8	the Original Contract (as amended by this Deed and the other documents identified above in this clause 2.1);

2.1.9	the existing, unrevised Schedules to the Original Contract;

2.1.10	the Main Pilot Plan, Rollout Strategy, and Data Management Strategy; and

2.1.11	other specifications, plans or other documents which are relevant to the Original Contract and were expressly incorporated therein as Appendices to, and part of, the relevant Schedules.

2.2	The parties agree that with effect from the Effective Date any Change Control Notices referred to in clause 2.1.6 of this Deed and listed in Annex 11 to this Deed (other than those labelled “excluded”) shall be deemed to be approved and shall be binding on the parties. The parties further agree that any Change Control Notices that are not listed in Annex 11 to this Deed (whether or not they have previously been approved by the parties) or that are listed in Annex 11 but labelled “excluded” and any documents forming part of the Principal Contract which are not identified in clause 2.1 of this Deed shall not be, or shall with effect from the Effective Date cease to be (as the case may be), binding on the parties.

2.3	The last two sentences of Clause 1.5 of the Original Contract shall be deemed deleted. In the event of any conflict or inconsistency between or among the documents listed in clause 2.1 above as comprising the Re-baselined Contract, those listed first shall prevail over those listed subsequently, save that any variations to the Re-baselined Contract agreed in writing between the Authority and Contractor after the Effective Date (including any agreement to remove a document from the list or replace it by another document) shall take priority over all other documents in the list.

2.4	With the exception of statements made fraudulently, the parties agree that the Re-baselined Contract is the complete and exclusive statement of the Contract between the parties which supersedes all

Private & Confidential
proposals or prior contracts, whether oral or written, and all other communications between the parties relating to the subject matter of the Re-baselined Contract.

2.5	Save to the extent expressly provided herein, the parties agree that the terms of the Contract shall remain in full force and effect.

3	Definitions in the Re-baselined Contract

3.1	The following definitions replace those in the Original Contract:

“Availability Charge”	means the sum specified in paragraph G.4.3.2 of Schedule G;

“Authority’s Requirements”	means the requirements set out in the Re-baselined SRA;

“Base Case Financial Model”	means the Financial Model that is current and placed into Escrow on the Re-baselined Contract Effective Date;

“Financial Model”	means the computer spreadsheet model (reference Rebaselined Contract Financial Model v1.xls) for the Project incorporating statements of the Contractor’s cashflows including all expenditure, revenues, financing and taxation of the Services together with the profit and loss accounts and balance sheets for the Contractor throughout the term of the Contract accompanied by details of all assumptions, calculations and methodology used in their compilation as amended from time to time in accordance with the terms of Clause 17, the output from which at the date of this Contract is shown at Schedule G. For the avoidance of doubt, this term shall include any other software or documentation necessary or desirable to operate the Model referred to above including the Contractor’s indexation model (reference Rebaselined Indexation Model v1.xls);

“Go Live”	means for each Health Authority when the Core Services are put into operational use at such Health Authority;

“Health Authority Acceptance”	has the meaning set out in paragraph 6.3 of Schedule F;

“Training Strategy”	means the Education Strategy;
3.2	The following new definitions shall be deemed to be added to the Original Contract:

“Data Management Strategy”	means Data Conversion Strategy, I-100 issue 2 and the Rollout Data Management Strategy, N-2000 v.1.0, both produced and

Private & Confidential

agreed by the parties;

“Education Strategy”	means ESR Education Strategy, document control number B0200, version 3.0;

“General Contingency Control Mechanism”	means the mechanism for authorising drawdown from the General Contingency Fund set out in Schedule H1B;

“General Contingency Fund”	means the fund referred to in paragraph G1.4A.2 of Schedule G;

“IT Contingency Request Notice”	means a written notice from the Contractor to the Authority requesting authorisation for payment from the IT Hardware & Maintenance Contingency Fund issued pursuant to Schedule H1A;

“IT Hardware & Maintenance Contingency Fund”	has the meaning set out in paragraph G.1.4A.1 of Schedule G;

“Main Pilot Plan”	means the Main Pilot Implementation Plan, A-2024 v.1.0 produced and agreed by the parties;

“NHS Shared Business Services Limited”	means NHS Shared Business Services Limited of 420 Thames Valley Park Drive, Thames Valley Park, Reading, Berkshire RG6 1PU and includes:
(a)	any employee of NHS Shared Employee Services Limited;

(b)	any employee of Xansa UK Limited or of any Affiliate of such company; or

(c)	any person engaged as an agent or contractor of NHS Shared Business Services Limited, NHS Shared Employee Services Limited, Xansa UK Limited or any Affiliate of Xansa UK Limited in the case of (a) to (c) above, to the extent that such entities are engaged in the provision of services to, or on behalf of NHS Shared Business Services Limited;

“NHS Shared Employee Services Limited”	means NHS Shared Employee Services Limited of 420 Thames Valley Park Drive, Thames Valley Park, Reading, Berkshire RG6 1PU;

Private & Confidential

“Oracle HRMS”	means the Oracle Human Resource and Management System referred to in paragraph 2.2.1(a) of Schedule B;

“Re-baselined Contract”	has the meaning ascribed to it in clause 2.1 the Deed of Settlement and Amendment in relation to this Contract;

“Re-basedlined Contract Effective Date”	means the Effective Date of the Deed of Settlement and Amendment in relation to this Contract;

“Re-baselined SRA”	means the document with control number K-1750 HRMS Authority’s Requirements Volume 1, version 2.1.1 and those parts (namely the left hand sides only) of the documents with control numbers K-1800 NHS ESR HR&P Volume 2 and Core SDS, version 2.1.1 and K-1900 NHS ESR HR&P Full SDS Volume 3, version 2.1.1 (all as amended from time to time after the Effective Date by Change Control Notices);

“Roll Out Phase Midpoint”	means Health Authority Acceptance has been achieved in relation to all Health Authorities in Waves 1 to 4 inclusive of the Roll Out Phase as identified in the Roll Out Strategy (as amended by the Change Mechanism from time to time) and at the Health Authorities in phase 5 of the Main Pilot Plan;

“Roll Out Strategy”	means the Final Rollout Strategy, N-1000 v.1.0 produced and agreed by the parties;

“Solution Acceptance TPR Census”	has the meaning ascribed to it in Schedule F, paragraph 5A.1(a);

“Test Date”	means the planned date for completion of Tests as defined in the Main Pilot Plan or the Rollout Strategy (as appropriate);

“Wave TPR Census”	has the meaning ascribed to it in Schedule F, paragraph 5A.2(a); and

“Xansa UK Limited”	means Xansa UK Limited of 420 Thames Valley Park Drive, Thames Valley Park, Reading, Berkshire RG6 1PU.
4	Contract Term

4.1	The Authority hereby extends the Contract Term by a period of approximately 30 (thirty) calendar months by exercising the Option pursuant to clause 3.3 of the Original Contract, resulting in a revised Expiry Date for the Contract Term of 31st August 2014. Save as set out expressly in this Deed, the parties agree that such extension:

Private & Confidential
4.1.1	shall take effect without any further changes being made to the Contract, and the parties hereby irrevocably waive any rights that they may have to request any further changes solely under clause 3.3 of the Original Contract as a consequence of the exercise of the Option; and

4.1.2	shall constitute a valid and binding exercise of the Option, whether or not change control or other requirements stated to apply in the Contract have been complied with.

4.2	For the avoidance of doubt, the exercise of the Option in accordance with this clause shall extinguish the Option in full for the purposes of clause 3.3 of the Original Contract and otherwise.

5	Assignability

5.1	Clause 10.6.1 of the Original Contract shall be deemed to be replaced with the following text:
“10.6.1	The Contract is personal to the Contractor. Save as set out in Clause 10.7 the Contractor shall not assign, novate, sub-contract or otherwise dispose of the Contract or any part thereof or the benefit or advantage of the Contract or any part thereof nor attempt such action without the previous consent in writing of the Authority, such consent to be given or withheld in the absolute discretion of the Authority. For the avoidance of doubt and without prejudice to the generality of the foregoing, the Authority shall in any event be entitled to withhold its consent if it believes that the person to whom the Contractor intends to assign, novate, sub-contract or otherwise dispose of the Contract or any part thereof is a Restricted Person.”
6	Intellectual Property

6.1	The Contractor acknowledges that the Department of Health has entered into a joint venture with Xansa UK Limited for the provision of financial and other services to Health Authorities through a joint venture vehicle called NHS Shared Business Services Limited, in which they each own a 50% interest. The Authority believes that efficiencies could be produced if NHS Shared Business Services Limited was able to provide Health Authorities with a combined offering comprising both these financial and other services and also, by use of the System, payroll and HR services. In order for NHS Shared Business Services Limited to be able to provide this combined offering it would require certain rights to use the System to process and administer payroll and HR functions for the benefit of the relevant Health Authority remotely but as if it were the relevant Health Authority. The Contractor and the Authority agree to negotiate in good faith to explore how the Authority’s desire to use NHS Shared Business Services Limited to provide such a combined offering could be achieved. The Authority acknowledges that such negotiations will entail a wide range of issues but in all events will preserve for the Contractor the role of providing HR and payroll services through its data centres as provided in the Re-baselined Contract. On the expectation that those negotiations will result in some sort of agreement among the Contractor, the Authority, and NHS Shared Business Services Limited, and as a sign of good faith toward such agreement, the Contractor is willing to grant the Authority the licences described in this Clause 6. The Contractor acknowledges that the purpose of the licences described in this Clause 6 includes granting NHS Shared Business Services Limited with effect from the Effective Date such rights to use the System for the purpose described in this Clause 6.1 as the Contractor is currently able to

Private & Confidential
grant. The Authority acknowledges that it is not seeking in this Deed any licences or rights in respect of NHS Shared Business Services Limited that the Contractor cannot provide as of the Effective Date on a perpetual, royalty-free basis for the purpose of the proposed future arrangements with described in this clause and that it is not seeking the grant of rights or licences to NHS Shared Business Services Limited in excess of the rights and licences granted, or to be granted, to the Authority under the Original Contract. However, insofar as the Contractor is not currently able to grant the required rights for NHS Shared Business Services Limited to use the System, the Contractor agrees to provide the assistance described in this Clause 6 in relation to procuring such rights.

6.2	Clause 12.4.1 of the Original Contract shall be deemed to be replaced with the following text:
“12.4.1	The Contractor hereby grants to the Authority for the Contract Term a non-exclusive, irrevocable and royalty-free licence to use the Contractor Software and any know-how associated with it (which, for the avoidance of doubt, shall not create any obligation upon the Contractor to deliver or transfer know-how to the Authority in addition to its obligations to do so set out elsewhere in this Contract) for the purposes of providing an integrated HR and payroll service to Health Authorities in England and Wales.
6.3	Clause 12.4.2 shall be deemed to be deleted and replaced with the following:
“12.4.2	The Contractor shall:
(a)	use all reasonable efforts to procure the right to grant to the Authority a sub-licence to use any Third Party Software (excluding Oracle HRMS), on the same terms as the Contractor Software is licensed to the Authority; and

(b)	where it is unable to procure the right set out in Clause 12.4.2(a) above, procure that the owner of the Third Party Software (excluding Oracle HRMS) grant to the Authority a direct licence on the terms which are consistent with Good Industry Practice. Any royalties payable in obtaining such licence are to be paid by the Contractor.”
6.4	Clause 12.4.3 shall be deemed to be deleted and replaced with the following:
“12.4.3	The Contractor hereby grants to the Authority a perpetual, royalty free, irrevocable licence (with a right of assignment or sub-license) to use the NHS Layer and the Specially Written Software and any know-how associated with them (which, for the avoidance of doubt, shall not create any obligation upon McKesson to deliver or transfer know-how to the Authority in addition to its obligations to do so set out elsewhere in this Contract) for the provision of an integrated HR and payroll service to Health Authorities in England and Wales.
6.5	The following new clause 12.4.3A shall be deemed to be included in the Original Contract:

Private & Confidential
“12.4.3A	The Contractor shall grant to the Authority (or shall procure the grant to the Authority of) a royalty free licence to use Oracle HRMS for the provision of an integrated HR and payroll service to Health Authorities in England and Wales, such licence to take effect:
a)	in respect of each Health Authority to Go Live on the System prior to the date on which the Contractor achieves a Qualified Pass in relation to Milestone 7, from the date of such Go Live and to continue until the earlier of the date on which the Contractor achieves a Qualified Pass in relation to Milestone 7 or termination of the Contract; and

b)	in respect of all Health Authorities in England and Wales (including for the avoidance of doubt those referred to in 12.4.3(a) above), from the date on which the Contractor achieves a Qualified Pass in relation to Milestone 7 and to continue on a perpetual basis.
6.6	The following new clause 12.4.3B shall be deemed to be included in the Original Contract:
“12.4.3B The licences granted under Clauses 12.4.1 and 12.4.3 (but not under Clause 12.4.3A) shall include the right for the Authority to grant a sub-licence of the rights granted under clauses 12.4.1 and 12.4.3 to NHS Shared Business Services Limited for the terms set out in clauses 12.4.1 and 12.4.3, as appropriate, to use:
(a)	such of the Contractor Software (and associated know how) as is owned by the Contractor;

(b)	any Third Party Software or Sub-Contractor Software comprised in the Contractor Software (and associated know how) to the extent the Contractor has the right at any time during the term of the Contract to grant the licence described in this clause 12.4.3B; and

(c)	the Specially Written Software and the NHS Layer (and associated know how) to the extent the Contractor has the right at any time during the term of the Contract to grant the licence described in this clause 12.4.3B, to act on behalf of Health Authorities with respect to the Services, including inputting data to the System and supporting them on Business Process Redesign and Change Management, but, for the avoidance of doubt, NHS Shared Business Services Limited shall not be entitled to use the Contractor Software, the Third Party Software, the Sub-Contractor Software, the Specially Written Software or the NHS Layer to process or administer its own staff records or payroll or to provide HR or payroll services which are facilitated through data centres owned or controlled by NHS Shared Business Services Limited.
6.7	Clause 12.4.4 shall be deemed to be amended to read as follows:

Private & Confidential
“12.4.4	For the NHS in Scotland, the Contractor agrees that there would be no additional licence fee for the NHS Layer and the Specially Written Software. The extension to provide Services in Scotland (and to make any necessary adaptations required for Scotland) will be costed using the variation to the Contract revisions in Clause 10 of the Contract.”
6.8	Clauses 15.12.1(b)(iii) to 15.12.1(b)(v) (inclusive) shall be deemed to be deleted from the Original Contract. No changes to the numbering in clause 15.12.1(b) shall be made as a result of such deletion.

6.9	The following clauses shall be deemed to be included in the Original Contract after clause 15.12:
15.12A	Software Licences to take effect on Termination or Expiry

15.12A.1	On condition the Authority pays in full the Initial Charge and the elements of the System Build Phase Charge which relate to licence fees as set out in Schedule G1.2A.2, and subject to clause 15.12.2, the Contractor hereby grants to the Authority, or undertakes to grant or to procure the grant to the Authority as the case may be (with a right to assign or sub-license to any Transferee) a perpetual, non-exclusive, irrevocable and royalty-free licence, which shall take effect on and from the expiry of the Contract Term or the termination of the Contract, to use the Contractor Software in connection with the following purposes:
(i)	provision of Equivalent Services to any Health Authority (including for the avoidance of doubt the right to host the software licensed under this clause 15.12A.1);

(ii)	the operation and management of the Hardware in connection with the provision of Equivalent Services in accordance with clause 15.12A1(i); and

(iii)	receipt by any Health Authority of any Equivalent Services.
15.12A.2	On condition the Authority pays in full the Initial Charge and the elements of the System Build Phase Charge which relate to licence fees as set out in Schedule G1.2A.2, and subject to clause 15.12.2, the Contractor hereby grants to the Authority, or undertakes to grant or to procure the grant to the Authority as the case may be, (with a right to sub-license to any Transferee) (to the extent that the Contractor has the right at the Re-baselined Contract Effective Date to grant such a licence) a perpetual, non-exclusive, irrevocable and royalty-free licence to use the Third Party Software (excluding Oracle HRMS) or Sub-Contractor Software (excluding Oracle HRMS) comprised in the Contractor Software on the same licence terms as existed between the Third Party licensor/Sub-Contractor and the Contractor during the Contract Term, which licence shall take effect on and from the expiry of the Contract Term or the termination of the Contract.

15.12A.3	On condition the Authority pays in full the Initial Charge and the elements of the System Build Phase Charge which relate to licence fees as set out in Schedule G1.2A.2, the licences granted under clauses 15.12A.1 and 15.12A.2 (which shall take effect on and

Private & Confidential
from the expiry of the Contract Term or the termination of the Contract) shall include the right for the Authority to grant a sub-licence of the rights granted under those clauses to NHS Shared Business Services Limited including the right for NHS Shared Business Services Limited to act on behalf of Health Authorities with respect to the Services, including by inputting data to the System and supporting Health Authorities on Business Process Redesign and Change Management or by hosting the System on their behalf, but provided that NHS Shared Business Services shall not have the right to process or administer its own staff records or payroll using the System.

15.12A.4	To the extent that Authority does not already have the benefit of such a licence pursuant to clause 12.4.3A of this Contract, the Contractor shall grant or procure the grant to the Authority as the case may be a licence which shall take effect on the expiry or termination of the Contract to use Oracle HRMS on a perpetual basis for in connection with the following purposes (with a right of assignment or sub-licence to any Transferee):
(a)	provision of Equivalent Services to any Health Authority (including for the avoidance of doubt the right to host the software licensed under this clause 15.12A.5);

(b)	the operation and management of the Hardware in connection with the provision of Equivalent Services in accordance with clause 15.12A.1(i); and

(c)	receipt by any Health Authority of any Equivalent Services.
15.12A.5	For the purposes of clauses 15.12A.1 to 15.12A.4, the terms Software, Contractor Software, Specially Written Software, NHS Layer, Oracle HRMS, Third Party Software and Sub-Contractor Software shall be deemed to include any know-how associated with each of them (which, for the avoidance of doubt, shall not create any obligation upon McKesson to deliver or transfer know-how to the Authority in addition to its obligations to do so set out elsewhere in this Contract).
6.10	Clause 15.12.2 of the Original Contract shall be deemed to be replaced with the following text:
“15.12.2	Where Transferring Assets or Shared Use Assets cannot be transferred in accordance with Clause 15.12.1 or where Software cannot be licensed to the Authority for the purposes set out in clauses 15.12A.1 or 15.12A.2 (each as modified by clause 15.12A.3) or clause 15.12A.4 because there is a third party interest in the Transferring Assets or Shared Use Assets or the Software which prohibits such action, the Contractor shall use all reasonable endeavours to procure:
(a)	equivalent rights for the benefit of the Transferee to those set out in Clause 15.12.1(b)(i) to (vii) in respect of Transferring Assets or Clause 15.12.1(c) in respect of Shared Use Assets or clauses 15.12A.1 or 15.12A.2 in respect of the Software (as appropriate); or

Private & Confidential
(b)	a suitable alternative to the Transferring Assets or Software which cannot be transferred or licensed,

and in respect of Transferring Assets the Contractor shall bear the costs of procuring the same and in respect of Shared Use Assets or the Software, the Authority shall bear the costs of doing so.”
6.11	To the extent that any licences of Intellectual Property Rights are required in addition to the licences granted under the Contract in order for the Authority:

6.11.1	to have the right to allow NHS Shared Business Services Limited to use the Software during the Contract Term for the purposes described in clauses 12.4.1 and 12.4.3B; or

6.11.2	to have the right to allow NHS Shared Business Services Limited to use the Software following the expiry or termination of the Contract for the purposes described in clauses 15.12A.1 to 15.12A.3, the Contractor agrees to use reasonable endeavours starting on the Re-baselined Contract Effective Date to procure that the owner of the Intellectual Property Rights in the relevant item of Software (the “Software Owner”) agrees with the Authority within 3 months of the Re-baselined Contract Effective Date the terms and conditions on which the Software Owner would be prepared to grant the Authority a licence of the relevant item of Software for the purposes set out in clauses 12.4.1, 12.4.3B, and 15.12A.1 to 15.12A.3 (as appropriate). For the purposes of this clause 6.9, reasonable endeavours shall include the Contractor entering into correspondence with, and arranging and attending meetings (or, where the Software Owner is not based in the UK, teleconferences) with appropriately senior contacts within each Software Owner to negotiate the relevant licence terms on behalf of (and in consultation with) the Authority, bringing to bear in negotiations such commercial pressure as is available to the Contractor in the circumstances and preparation and negotiation of term sheets or memoranda of understanding on behalf of the Authority but shall not include entering into any licence agreements, or incurring any obligation to pay any licence fees on behalf of the Authority.

6.12	The Contractor warrants that Annex 13 contains a complete list of all Software Owners and each item of software licensed from them of which the Contractor is aware.

6.13	The parties acknowledge that in order for NHS Shared Business Services Limited to take advantage of the licences granted or contemplated in this clause 6, confidential information of the Contractor may need to be disclosed to NHS Shared Business Services Limited by the Authority. Without prejudice to the generality of clause 18.3.1 of the Original Contract, the Authority shall be entitled to disclose such confidential information to any entity falling within the definition of NHS Shared Business Services Limited, provided that such entity first signs a confidentiality agreement on materially the same terms as those set out in Schedule I1 to the Original Contract.

Private & Confidential
7	Benefits, Process Redesign, and Change Management

7.1	The parties acknowledge that prior to the Re-baselined Contract Effective Date, the Contractor had certain obligations in relation to achieving benefits for the Authority through the provision of the Services in terms of headcount deployment opportunity. The achievement of such benefits was subject to a risk and reward incentive scheme within the Contract. As part of this process, the Contractor had certain related obligations in respect of assessing and managing the impact to Health Authorities of migration to the ESR System, and in relation to redesigning the business processes of such Health Authorities. The parties have agreed that as of the Re-Baselined Contract Effective Date, the risk and reward incentive scheme within the Contract shall no longer apply in relation to the achievement of benefits by the Contractor and the Contractor shall no longer have a specific obligation to achieve such benefits. Similarly, the parties have agreed that, to the extent that the Contractor had obligations in relation to change management and business process redesign which derived from its specific obligation to achieve benefits, the Contractor shall be excused from such obligations by making the amendments set out in this clause 7. However, the Contractor acknowledges that the achievement of benefits is still important to the Authority and the Contractor agrees to provide the Services in a way which is supportive of that aim (including by complying with the implementation responsibilities set out in the Roll Out Strategy, 3 Pilot Plan, Main Pilot Plan, Data Migration Strategy and Education Strategy), albeit that the Contractor no longer has any obligation to achieve any benefits targets.

7.2	Benefits Enablement

7.2.1	The following definitions shall be deemed to be deleted from the Interpretations Schedule in the Original Contract:
(a)	“Additional Benefit”;

(b)	“Benefit Benchmarking and Due Diligence”;

(c)	“Benefit Determination Date”;

(d)	“Benefit Shortfall”;

(e)	“Benefit Target”;

(f)	“Benefit Target Acceptance Date”;

(g)	“Benefit Target Amount”;

(h)	“Benefits Amount”;

(i)	“Estimated Current Number of Staff WTEs”;

(j)	“Estimated Optimal Number of Staff WTEs”;

(k)	“NHS Benefits Calculator”;

Private & Confidential
(l)	“Nominated Health Authority”;

(m)	“Pilot Benefit Target”;

(n)	“Potential Benefits Calculator”;

(o)	“Total Benefits Target”.
7.2.2	Clause 12.1.2(b) of the Original Contract shall be deemed to be amended by the deletion of the words “(including any liability in relation to benefits as described in schedule G8)”.

7.2.3	Clause 12.1.3(a) of the Original Contract shall be deemed to be amended by the deletion of the words “(other than those benefits anticipated by schedule G8)”.

7.2.4	Section 1.2.3 of Appendix 1 to schedule H5 shall be deemed to be amended by deleting the words “and realising any Benefits”.

7.2.5	Clause 15.2.1(e) shall be deemed to be deleted from the Original Contract.

7.3	Business Process Redesign

7.3.1	The definition of “To-be Process” shall be deemed to be deleted from the Interpretations Schedule in the Original Contract.

7.4	Change Management

7.4.1	The defined term “Change Management and Communications Strategy” in the Original Contract shall be deemed to be renamed throughout the Original Contract as the “Change Management Strategy”.

7.4.2	The Authority hereby acknowledges that is has received from the Contractor in accordance with section 1.6.2 of schedule A5 and has approved the Change Management Strategy in accordance with section 1.6.9 of schedule A5.

7.4.3	Section 24.2 of Schedule C shall be deemed to be amended by deleting the words “change readiness assessment” and replacing them with “readiness assessment”.

7.4.4Clause 24.3 of Schedule C shall be deemed to be deleted from the Original Contract.

8	Implementation Responsibilities

8.1	Section 1.9 of Schedule A5 shall be deemed to be replaced with the following text:
1.9	Pilot and Rollout Phase Implementation

1.9.1	As of the Re-baselined Contract Effective Date, the Pilot Health Authorities are the Health Authorities in phases 1 to 4 inclusive of the Main Pilot Plan and the 3 forward pilots. The 3

Private & Confidential
forward pilots have already achieved Health Authority Acceptance. The scheduled Go Live dates for the remainder of the Pilot Health Authorities are reflected in the Main Pilot Plan.

1.9.2	As of the Re-baselined Contract Effective Date, the current list of Health Authorities scheduled to Go Live during the Roll Out Phase and their scheduled Roll Out wave assignments are reflected in the Roll Out Strategy and in Phase 5 of the Main Pilot Plan.

1.9.3	The Contractor shall perform its responsibilities leading to Go Live for each Health Authority as described in the Main Pilot Plan, Roll Out Strategy (including the related readiness assessment documents), Data Management Strategy and Education Strategy as appropriate.

1.9.4	The Authority shall perform its responsibilities leading to Go Live for each Health Authority as described in the Main Pilot Plan, Roll Out Strategy (including the related readiness assessment documents), Data Management Strategy and Education Strategy as appropriate. To the extent that such responsibilities are expressed as responsibilities of a Health Authority, the Authority shall use reasonable endeavours to procure that such Health Authorities comply with those responsibilities.

1.9.5	The Contractor shall give the Authority all reasonable prior warning of any anticipated problems or delays in achieving Go Live in relation to each Health Authority and shall adhere to the principles set out in paragraph 8.2 of the Roll Out Strategy in relation thereto.

1.9.6	The Contractor shall be entitled to exclude Blackpool from any determination of the timeliness of the Contractor’s performance for Milestone 7 if Blackpool does not Go Live on the date set out in the Main Pilot Plan due to the Smart Rostering and Time & Attendance Software.
8.2	The parties agree that PriceWaterHouseCoopers is no longer involved with the Project.
9	Performance of Services
9.1	The parties agree to amend and modify the performance of services provisions of the Original Contract as further detailed in Annex 1, which shall replace Schedule A6 of the Original Contract, and shall be binding upon the parties from the Effective Date.

10	Authority’s Requirements and Technical Solution

10.1	The parties agree the Contractor will not provide occupational health and risk management as a Core Service or Executable Option under the Re-baselined Contract. Accordingly, the following definitions, clauses, and schedules shall be deemed to be deleted from the Original Contract:
(a)	The definition “Occupational Health” in the Interpretations Schedule;

(b)	Schedule B section 2.2.1(d);

(c)	Schedule C section 4: delete the phrase “CamAxys (Occupational Health and Risk Management System)”; and

Private & Confidential
(d)	Schedule D section 3.5.3: delete the phrase “Occupational Health, Risk Management & Adverse Incidents and”.
10.2	Any changes to the Authority’s Requirements shall be subject to and shall only be implemented if agreed between the parties pursuant to the Change Mechanism. Following agreement of any changes pursuant to the Change Mechanism the Authority’s Requirements shall be deemed amended accordingly and, where relevant, the Authority will sign off an appropriate subsequent SRA version (left hand sides only). All references to Schedules A2 and A3 in the Contract shall be deemed to be replaced by references to the Authority’s Requirements from time to time.
10.3	It is acknowledged by the parties that it is an obligation upon the Contractor pursuant to clause 2.1 of the Contract to meet and satisfy the Authority’s Requirements and to ensure that the Contractor’s Technical Solution enables it to meet the Authority’s Requirements and, subject to the Authority’s right to request Changes and to the Change Mechanism, the Authority has no entitlement to specify how the Contractor should design the Contractor’s Technical Solution.
10.4	In determining whether requests made by the Authority, including in relation to design, are new requirements and thus Changes to the Authority’s Requirements which are required to go through the Change Mechanism, the parties shall use the Authority’s Requirements as a baseline.
10.5	The parties agree to amend and modify the Technical Solution of the Original Contract as further detailed in Annex 2, which shall replace Schedule A9 of the Original Contract, and shall be binding upon the parties from the Effective Date.
11	Executable Options
11.1	The parties agree to amend and modify the Executable Options of the Original Contract as further detailed in Annex 3, which shall replace Schedule A11 of the Original Contract, and shall be binding upon the parties from the Effective Date.
12	Testing Procedures
12.1	The parties agree to amend and modify the testing procedures of the Original Contract as further detailed in Annex 4, which shall replace Schedule F of the Original Contract, and shall be binding upon the parties from the Effective Date.
12.2	The parties agree that Annexes 7 to 9 constitute the complete statement of the Test Criteria for Milestones 7, 7.33, and 8 respectively, and shall take priority over Annex 4 to the extent of any inconsistency or conflict.
12.3	Notwithstanding that the Contractor has not yet achieved a Pass in relation to Implementation Milestone “Delivery of AUTHORITY accepted Payroll & Related HR solution for integration with Full HR & piloting” (also referred to in certain documents relating to the Project as “milestones 4a and 4b”), the Authority agrees that the Contractor shall be deemed to have achieved a Pass of such Implementation Milestone

Private & Confidential
as of the Effective Date and shall be entitled to all the rights and subject to all the obligations under the Re-baselined Contract of having a Sign Off Certificate to that effect as of the Effective Date.

13	Financial Obligations and Insurance

13.1	The parties agree to amend and modify the payment provisions of the Original Contract as further detailed in Annex 5, which shall replace Schedule G of the Original Contract, and shall be binding upon the parties from the Effective Date.

13.2	The Authority confirms that it will pay the Initial Charge set out in revised Schedule G in full on 1 May 2005 provided that it has received from the Contractor an invoice in respect of the Initial Charge, which has been drawn up in a form compliant with the requirements set out in the revised Schedule G5, and that payment of the Initial Charge is unconditional on any matter other than the submission of an invoice in the agreed form by the Contractor as described in this clause. The Authority further confirms that the Contractor shall be entitled to submit an invoice in respect of the Initial Charge immediately upon execution of this Deed.
13.3	For the avoidance of doubt and without prejudice to the generality of clause 15.7 of the Contract, if the Contract is terminated before 1 May 2006 and the Oracle Licence Fee Payment under Schedule G1.2C would have been payable by the Authority on 1 May 2006 because prior to termination the Contractor had provided the relevant evidence required under Schedule G.1.2C, the Oracle Licence Fee Payment shall continue to be payable by the Authority on 1 May 2006 notwithstanding the termination of the Contract.
13.4	The Authority shall be responsible for the agreed costs of implementing all agreed Changes to the Authority’s Requirements.
13.5	The Contractor acknowledges and agrees that save as provided for in the revised Schedule G set out in Annex 5 no sums are payable by the Authority to the Contractor in respect of:
13.5.1	work done, or services, materials and/or equipment supplied by the Contractor up to the Effective Date; or
13.5.2	work done, or services, materials and/or equipment to be supplied by the Contractor from the Effective Date in respect of the performance of the Contractor’s obligations under the Change Control Notices set out in Annex 11, and undertakes not to make or bring any claim against the Authority for payment of any such sums.
13.6	The parties agree to amend and modify the Change Mechanism of the Original Contract as further detailed in Annex 6, which shall replace Schedule H1 of the Original Contract and insert new Schedules H1A and H1B, and shall be binding upon the parties from the Effective Date.
13.7	Schedule H2 of the Original Contract shall be deemed to be deleted from the Original Contract.

Private & Confidential
14	Financial Model Escrow

14.1	Clause 17.7.5 shall be deemed to be deleted and replaced with the following:
“17.7.5 Following the approval of any amendment of the Financial Model by the Authority, the Contractor shall promptly deliver a copy of the revised Financial Model to the Authority. On the Re-baselined Contract Effective Date and every six months thereafter, the Contractor shall deliver two (2) copies of the then current Financial Model to the Custodian. The Contractor shall deliver copies of the Financial Model under this clause in the same form as the original form (or such other form as may be agreed by the parties from time to time).
15	Potential Royalty Payments from Contractor

15.1	The parties acknowledge and agree that:

15.1.1	in the performance of its obligations under the Re-baselined Contract, the Contractor has developed new software which it has used to provide the Services (the “New Software”);

15.1.2	the expense incurred by the Contractor in developing the New Software will be recovered by the Contractor as a result of the payment of the Charges by the Authority in accordance with the Re-baselined Contract;

15.1.3	the Contractor may be able to raise additional revenue by licensing the New Software to third parties; and

15.1.4	the Authority shall be entitled to receive a proportion of any such additional benefit in accordance with clause 15.2.

15.2	If the Contractor enters into any contract with another United Kingdom government entity for the provision of an Oracle based software system which is similar to the System and which utilises the New Software (a “Third Party Contract”), then the Contractor shall, in respect of each Third Party Contract, within 30 working days of entering the equivalent of the Steady State Phase under the Third Party Contract, pay to the Authority a one-time royalty of an amount calculated using the following formula:*
[**] x (A / B)
Where:
A = [**]; and

* Confidential treatment has been requested as to certain redacted portions of this Section, indicated as follows: [**]

Private & Confidential
B = [**]
16	Use of Risk Monies under the Oracle Sub-Contract

16.1	The Contractor warrants that Annex 12 contains accurate and up to date extracts of all the provisions of the Contractor’s sub-contract with Oracle Corporation UK Limited (including as such sub-contract may have been amended from time to time) (the “Oracle Sub-Contract”) relating to the payment of “Risk Monies” (as defined in the Oracle Sub-contract) by the Contractor, and/or the use of such Risk Monies by the Contractor and/or by Oracle Corporation UK Limited.

16.2	The Contractor hereby undertakes:

16.2.1	to use its best endeavours to procure that promptly following the date of this Deed the Contractor and Oracle Corporation UK Limited enter into a legally binding agreement with the Authority under which. as of the termination of Contractor’s obligations under the Re-baselined Contract (including without limitation its obligations under clause 15) :
(a)	the Contractor’s rights under clause 12.1.3(c) of the Oracle Sub-contract shall be assigned to the Authority; and
(b)	Oracle Corporation Limited shall grant the Authority a credit as against any of its services or products to the value of any Risk Monies which have not been drawn by the Contractor under clause 12 of the Oracle Sub-contract.
16.2.2	not to amend any of the provisions of the Oracle Sub-Contract in relation to which extracts are set out in Annex 12;

16.2.3	to provide the Authority promptly upon the termination of the Contractor’s obligations under the Re-baselined Contract (including without limitation its obligations under clause 15) with an accurate statement of the value of Risk Monies which have not been drawn by the Contractor pursuant to clause 12 of the Oracle Sub-Contract and to which the provisions of clause 12.1.3(c) apply.

17	Timetable and Termination

17.1	Schedule E of the Original Contract shall be deemed to be replaced with the following text:*

Milestone	Description	Contractual Date
7	Final NHS Solution accepted at all Pilot Sites	[**]
(completion of Pilot Phase)

*	Confidential treatment has been requested as to certain redacted portions of this Section, indicated as follows: [**]

Private & Confidential

7.33	Roll Out Phase Midpoint	[**]
8	Final Acceptance (completion of Roll-Out Phase)	[**]
N/A	Final Rostering and Time & Attendance solution	[**]
at Newham, UHB and Blackpool
17.2	Clause 15.2.1(c) of the Original Contract shall be deemed to be replaced with the following text:*
"(c) subject to clause 15.2.1A, the Contractor fails to achieve at least a Qualified Pass for:-
(i)	the Pilot Phase (i.e. Milestone 7) within [**] months of its due date as set out in Schedule E or as modified in accordance with any delay agreed in accordance with the terms of this Contract;

(ii)	the Midpoint Roll-Out Phase (i.e. Milestone 7.33) within [**] months of its due date as set out in Schedule E or as modified in accordance with any delay agreed in accordance with the terms of this Contract; or

(iii)	the Roll-Out Phase (i.e. Milestone 8) within [**] months of its due date as set out in Schedule E or as modified in accordance with any delay agreed in accordance with the terms of this Contract;”
17.3	The following shall be added as a new clause 15.2.1A and a new clause 15.2.1B to the Original Contract:
“15.2.1A If the Authority does not give written notice of termination to the Contractor in accordance with clause 15.2.1(c), and:
(a)	on the date on which the Authority became entitled to give such notice of termination the Contractor provided to the Authority in writing its best assessment of the date on which it would be able to achieve a Qualified Pass in relation to the milestone event giving rise to the right of termination; and

(b)	the Authority proceeds with the Project; and

(c)	the Contractor proceeds to achieve a Qualified Pass in relation to the milestone event in question

*	Confidential treatment has been requested as to certain redacted portions of this Section, indicated as follows: [***]

Private & Confidential
the date for achieving a Qualified Pass in relation to that milestone event (but not in relation to any subsequent milestone events) shall be deemed to have been extended to the actual date on which at least a Qualified Pass was achieved in relation to that milestone event.

15.2.1B For the avoidance of doubt:
(a)	the provisions of clause 15.2.1A shall not in any way restrict the Authority’s right to terminate the Contract in accordance with clause 15.2.1(c) at any time before the Contractor achieves at least a Qualified Pass in relation to the relevant milestone event; and
(b)	any delay by the Authority in the exercise of its rights under clause 15.2.1(c) shall not constitute a waiver of such rights.
15.2.1C For the purposes of Clauses 15.2.1A and 15.2.1B above, where the milestone in question is Milestone 7.33, references in those clauses to the achievement of a Qualified Pass shall be construed as the achievement of a Pass.”
17.4	Clause 15.2.1(e) of the Original Contract shall be deemed to be deleted. For the avoidance of doubt the remaining sub-clauses under clause 15.2.1 of the Original Contract shall not be re-numbered as a consequence of such deletion.

18	Restrictive Covenant
18.1	The following shall be added as a new clause 15.15 to the Original Contract:
“15.15 Restrictive Covenant

15.15.1	Subject to Clause 15.15.3 and 15.15.4, the Contractor undertakes not to provide (whether directly or indirectly) or to attempt to provide to any Health Authority any Equivalent Services for:
(i)	a period of one year following the expiry or termination of the Contract; and

(ii)	thereafter for a period of one more year; and

(iii)	thereafter for a period of one more year.
15.15.2	While the parties consider that the restriction aforesaid is reasonable in all the circumstances, it is agreed that if the restriction shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the relevant party or parties but would be adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of products or area dealt with were thereby reduced in scope, then the restriction shall apply

Private & Confidential
with such modification or modifications as may be necessary to make it valid and effective.

15.15.3	The restriction in Clause 15.15.1 shall not apply in respect of the provision of services by the Contractor under the Legacy Software Support Contracts to which it is a counterparty at the date hereof provided that this Clause 15.15.3 shall be without prejudice to the Contractor’s obligations set out in Schedule G in relation to procuring the termination of Legacy Software Support Contracts.

15.15.4	The restriction in Clause 15.15.1 shall not apply in relation to any tender process initiated by the Authority upon the termination or expiry of the Contract in respect of the replacement or renewal of the Contract (or part thereof).”
19	Settlement and Release
19.1	Except as provided in clause 19.2 below, each party hereby unconditionally and irrevocably releases and discharges the other and the other’s respective directors, officers, employees and sub-contractors from all or any liabilities, actions, causes of action, suits, demands of whatever nature or kind and howsoever and whenever arising whether known or unknown which it may be entitled to make, assert or pursue in any jurisdiction whatsoever in relation to or in any way connected with the Contract, Project or the Dispute, in each case only up to the date of this Deed.
19.2	The settlement in clause 19.2 shall not apply to any claims or liabilities of which the parties become aware after the date of this Deed arising under or in respect of the following clauses of the Contract:
19.2.1	clause 12.2 (Intellectual Property Rights Indemnity);

19.2.2	clause 12.5 (Rights in Data);

19.2.3	clause 18 (Confidentiality and Data Protection);

19.2.4	clause 19 (Security);

19.2.5	clause 20.2 (Employment Offers);

19.2.6	clause 21 (Insurance);

19.2.7	clause 25.1.2 (Contractor warranty as to Intellectual Property Rights);

19.2.8	clause 25.1.4 (Contractor warranty as to Viruses);

19.2.9	clause 25.1.5 (Contractor warranty as to NHS Net);

19.2.10	clause 25.1.6 (Contractor warranty as to Hardware and Software);

19.2.11	clause 25.2.1 (Authority warranty as to Intellectual Property Rights);

Private & Confidential
19.2.12	clause 25.2.2 (Authority warranty as to Viruses).

19.3	The parties warrant that they are not aware of any claims as may be covered by clause 19.2 above at the date of this Deed.

19.4	The parties agree that the releases at clause 19.1 are made without any admissions, whether of liability or of obligation or of fact of any nature or kind whatsoever.

19.5	The parties each undertake on their own behalf and on behalf of their respective directors, officers and employees that they will not bring any claims or legal proceedings or raise any disputes under any contractual process or otherwise against the other party or its respective directors, officers and employees arising in relation to the matters which are settled, waived and abandoned on the terms of this Deed.

19.6	The Authority undertakes that it will not, and will not assist any of the Health Authorities to, bring any claims or legal proceedings, or raise any disputes under any contractual process or otherwise, or take any other action against the Contractor, its directors, officers or employees on behalf of any of the Health Authorities in relation to any of the matters which are settled, waived and abandoned on the terms of this Deed.

20	Confidentiality
20.1	The following clause shall be added at the end of Clause 18.7 of the Original Contract:
“18.7.6 which, in the reasonable opinion of the Authority (having appropriate regard to sections 41 and 43 of the Freedom of Information Act 2000) the Authority is required to disclose under the Freedom of Information Act 2000.
The Contractor agrees to provide all prompt and reasonable assistance to the Authority to enable it to respond within the prescribed timescales to a request for information under the Freedom of Information Act 2000 to the extent that such request relates to information held on the Authority’s behalf by the Contractor.”
20.2	Subject to clauses 20.3, 20.4 and 20.5 of this Deed, each party to this Deed agrees to keep confidential the terms of this Deed, all related discussions and correspondence and further agrees not to divulge any such matter to any other person or third party without the express written consent of the other party except to the extent that it is required to make disclosure by law or to any national or supra-national taxation body or for the purpose of investment, accountancy or legal advice in connection with the management of the Project, the performance of the Contract or for the purpose of this Deed.
20.3	The Authority shall be entitled to disclose the terms of this Deed to personnel within The Department of Health, The Treasury and The Office of Government Commerce for the purposes of reporting and obtaining approval in relation to the terms of the settlement contained herein.

Private & Condential
20.4	The restrictions in clause 18.2 shall not in relation to the disclosure of documents and information which, in the reasonable opinion of the Authority (having appropriate regard to sections 41 and 43 of the Freedom of Information Act 2000) the Authority is required to disclose under the Freedom of Information Act 2000.
20.5	The Contractor shall be entitled to disclose the terms of this Deed to personnel within McKesson Corporation for the purposes of reporting and obtaining approval in relation to the terms of the settlement contained herein.
20.6	The parties shall provide all necessary precautions to ensure that all such information subject to restrictions referred to in clause 20.1 above is not used or disclosed except as described in clauses 20.3, 20.4 and 20.5 above.
21	General
21.1	Each party represents and warrants that the execution and performance of, and compliance with its obligations under, this Deed is within its power and duly authorised by it and the persons executing the Deed have the necessary authority to do so.
21.2	This Deed may be executed in two counterparts both of which taken together shall constitute one and the same agreement.
IN WITNESS whereof the parties have entered into this deed on the date first above written.

EXECUTED as a DEED by	}

MCKESSON INFORMATION SOLUTIONS	}	Director

UK LIMITED	}	Director/Secretary

THE SEAL of:	}

THE SECRETARY OF STATE	}

FOR HEALTH

was hereunto affixed by:	}

the presence of:	}
     Authorised signatory: